FORM 51-102F3
MATERIAL CHANGE REPORT

ITEM 1.	NAME AND ADDRESS OF ISSUER

Nautilus Minerals Inc. (the “Issuer”)
Suite 1400 – 400 Burrard Street
Vancouver, BC
V6C 3A6

ITEM 2.	DATE OF MATERIAL CHANGE

May 5, 2015

ITEM 3.	NEWS RELEASE

Issued May 6, 2015 and distributed through the facilities of Marketwired.

ITEM 4.	SUMMARY OF MATERIAL CHANGE

The Issuer announced that Mr Usama Al Barwani had resigned as a Director of the Issuer and that Mr Tariq Al Barwani had been appointed a Director of the Issuer.

ITEM 5.1	FULL DESCRIPTION OF MATERIAL CHANGE

See news release attached as Schedule "A".

ITEM 5.2	DISCLOSURE FOR RESTRUCTURING TRANSACTIONS

Not applicable.

ITEM 6.	RELIANCE ON SUBSECTION 7.1(2) OF NATIONAL INSTRUMENT 51-102

Not Applicable.

ITEM 7.	OMITTED INFORMATION

There are no significant facts required to be disclosed herein which have been omitted.

ITEM 8.	EXECUTIVE OFFICER

Contact:	Shontel Norgate, Chief Financial Officer
Telephone:	+61 (7) 3318-5555

ITEM 9.	DATE OF REPORT

May 7, 2015

Schedule "A"

Press Release

Number 2015 – 13

Nautilus Minerals announces changes to its Board of Directors

Toronto Ontario, May 6, 2015 - Nautilus Minerals Inc. (TSX:NUS, OTCQX: NUSMF) (the "Company" or "Nautilus") announces changes to its board of directors with the appointment of Mr Tariq Al Barwani and the resignation of Mr Usama Al Barwani.

Geoffrey Loudon, Nautilus Minerals' Chairman said “I would like to thank Usama for his valuable contribution to the Company over the past 18 months and wish him well as his responsibilities within the MB Group increase. I would also like to welcome Tariq to the Board and look forward to his input in helping the Company achieve its objective of developing the world's first commercial seafloor copper-gold project."

Following the resignation of Mr Usama Al Barwani and the appointment of Mr Tariq Al Barwani, the members of the Company's Board of Directors are as follows:

A. Geoffrey Loudon (Chairman and Non-Executive Director)
Dr. Mohammed Al Barwani (Non-Executive Director)
Mark Horn (Non-Executive Director)
Russell Debney (Non-Executive Director)
Cynthia Thomas (Non-Executive Director)
Tariq Al Barwani (Non-Executive Director)

Tariq Al Barwani
Mr Al Barwani, who was nominated to the Board by MB Holding Company LLC, is a director and shareholder of MB Holding Company and the Chief Executive Officer of Mawarid Mining LLC, a wholly-owned subsidiary of MB Holding Company. Mawarid Mining was established to explore and develop mining opportunities in Oman and internationally. Mawarid Mining’s Oman Copper business operates several open pit copper mines and processes ore at its copper concentrate facility in the Al Batinah region of Oman. Mr Al Barwani has a Bachelor of Science in Geology from Imperial College, United Kingdom and a Masters in Business Administration specializing in strategy and leadership from McGill University in Canada.

For more information please refer to www.nautilusminerals.com or contact:

Investor Relations	Principal American Liaison
Nautilus Minerals Inc. (Toronto)	Cowen and Company
Email: investor@nautilusminerals.com	599 Lexington Avenue
Tel: +1 (416) 551 1100	New York, NY 10022
otcqxrequest@cowen.com

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About Nautilus Minerals Inc.

Nautilus is the first company to explore the ocean floor for polymetallic seafloor massive sulphide deposits. Nautilus was granted the first mining lease for such deposits at the prospect known as Solwara 1, in the territorial waters of Papua New Guinea, where it is aiming to produce copper, gold and silver. The company has also been granted its environmental permit for this site.

Nautilus also holds approximately 420,000 km2 of highly prospective exploration acreage in the western Pacific; in PNG, the Solomon Islands, Fiji, Vanuatu and Tonga, as well as in international waters in the eastern Pacific.

A Canadian registered company, Nautilus is listed on the TSX:NUS stock exchange and trades on the OTCQX:NUSMF. Its corporate office is in Brisbane, Australia. Its major shareholders include MB Holding Company LLC, an Oman based group with interests in mining, oil & gas, which holds a 28.14% interest, Metalloinvest, the largest iron ore producer in Europe and the CIS, which has a 20.89% holding and global mining group Anglo American, which holds a 5.99% interest (each on a non-diluted basis, excluding loan shares outstanding under the Company’s share loan plan).

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